FOR IMMEDIATE RELEASE

                  TURKISH ECONOMIC CRISIS IMPACTS P&G's SECOND
                  --------------------------------------------
                                  HALF EARNINGS
                                  -------------


     CINCINNATI, Feb. 26, 2001 - The Procter & Gamble Company today said it is revising its earnings outlook for the second half of its fiscal year. The changes in earnings expectations reflect the recent political and financial crisis in Turkey, resulting in the dramatic devaluation of the Turkish lira. Turkey is P&G's twelfth largest business representing over $400 million annually in company sales.

     The company expects core third quarter earnings per share (EPS) on a diluted basis to be 69 to 72 cents per share, which is two to three cents lower than current estimates. In addition, unit volume and sales will be down about one percent versus previous guidance for the third quarter. Core diluted EPS for the year will be four to five cents below previous expectations, which puts the company at the low end of current analysts' estimates. These revised expectations reflect the immediate balance sheet devaluation in Turkey and the anticipated business impact on the company's volume and margins.

     President and Chief Executive, A. G. Lafley, said, "The sudden crisis in Turkey is unfortunate. However, we will not sacrifice plans undertaken elsewhere around the world to get the business back on track in order to offset this short-term issue. Instead, we will continue to focus on big brands and leading customers, tighter cost and cash management and better consumer value to get our business growing again."

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include the expansion of the financial crisis beyond Turkey, the achievement of the business unit volume and income growth projections, the achievement of the company's cost containment goals, and the timely divestiture of assets within the company's ongoing minor brand divestiture program, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-Ks.

     P&G markets approximately 300 brands to nearly five billion consumers in over 140 countries. These brands include Tide(R), Ariel(R), Crest(R), Pantene Pro-V(R), Always(R), Whisper(R), Pringles(R), Pampers(R), Oil of Olay(R), and Vicks(R). Based in Cincinnati, Ohio, USA, P&G has on the ground operations in over 70 countries and employs more than 110,000 people worldwide. For more information on P&G and its products please visit our website at http://www.pg.com.

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P&G Contacts:
Thomas M. Millikin   513-983-8248
Linda L. Ulrey       513-983-8975